Exhibit 99.8

December 15, 2009

Eagle Bancorp

1400 Prospect Avenue

Helena, MT 59601

Attn: Peter J. Johnson

Re: 2010 Special Meeting of Shareholders and Members

Dear Peter:

This Letter of Agreement sets forth the terms and conditions of engagement of Laurel Hill Advisory Group, LLC (“Laurel Hill”) by Eagle Bancorp (“EBMT”) to solicit proxies on behalf of the Company in connection with its Special Meeting of Stockholders and Members (the “Meeting”) scheduled for March 2010.

Under the terms of this Agreement:

Services: Laurel Hill shall perform the following services:

Shareholder Solicitation:

a)	Prepare a detailed analysis of EBMT’s shareholder base and identify the anticipated vote from each shareholder segment, including third party advisory agencies such as ISS and Glass Lewis;

b)	Based on the proposals that will be on the ballot, analyze EBMT’s shareholder base and forecast the likely votes in a number of potential scenarios, thereby providing clear objectives for the actual proxy solicitation;

c)	Devise the most efficient strategy for obtaining the support of both “street-name” and registered shareholders and recommend the specific tactics necessary to maximize vote-getting;

d)	Draft, print and mail the requisite search notice to all banks, brokers and nominees,

e)	Follow up with each bank and broker (including ADP/Broadridge) to confirm receipt of all proxy material and make certain that all material has been forwarded in a timely manner;

f)	Depending upon the proposals presented, provide EBMT with “talking points” strategies and/or presentations for communicating with key shareholders;

g)	Monitor and solicit unvoted positions on a daily basis, constantly communicating with the management of EBMT regarding the status of these positions;

h)	If necessary, commence a telephone solicitation campaign from selected unvoted registered and “street-name” retail holders, using the Quick-Vote system to maximize “street-name” response;

i)	Conduct the solicitation of proxies from banks, brokers and nominees, with direct phone contact of all major institutional holders. Laurel Hill will also contact third party advisors such as RiskMetrics/ISS and Glass Lewis and, if applicable, will provide EBMT with insight and recommendations regarding these advisory services;

j)	Provide timely reports to the management of EBMT, outlining the vote, detailing the progress of the solicitation and identifying, where possible, the voting pattern of major institutional investors;

k)	Coordinate the delivery of all voted proxies to the designated tabulator, up to and including the time of the Special Meeting.

Member Solicitation:

1)	Devise and implement the most efficient strategy for obtaining the support of members;

2)	Recommend the specific tactics and procedures necessary to maximize vote returns;

3)	Work with management and their advisors to prepare and review materials to be mailed to members in order to receive the best results;

4)	Monitor the progress of the vote via the tabulator and communicate with management as to the status and progress of the vote;

5)	Work with management and its designated agents to coordinate and set up a well organized orderly Special Meeting of members.

6)	Coordinate with management a telephonic solicitation campaign of members to obtain the best possible results;

7)	Keep management informed as to the status of the calling campaign;

8)	Identify and solicit unvoted members;

9)	Provide timely vote reports to the management of EBMT, outlining the total vote and detailing the progress of the solicitation;

10)	Coordinate the delivery of all voted ballots to the designated tabulator, up to and including the time of the Special Meeting of members.

Fees. In consideration of Laurel Hill providing the services listed above, EBMT shall pay Laurel Hill a fee for:

Shareholder Proxy Solicitation Services:

$4500.00 plus reasonable out of pocket expenses;

Member Solicitation Services:

$5,000.00 plus reasonable out of pocket expenses;

Shareholder Information Agent:

$1000.00 plus reasonable out of pocket expenses;

These expenses include;

a)	expenses incidental to the solicitation, including the preparation and mailing of the notice and inquiry required by Rule 14a-13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and postage and freight charges incurred in delivering proxy solicitation materials;

b)	expenses incurred by Laurel Hill in working with its agents or other parties involved in the solicitation, including charges for bank threshold lists, data processing, telephone directory assistance, facsimile transmissions or other forms of electronic communication and delivery of proxies to EBMT’s tabulator;

c)	expenses incurred by Laurel Hill at EBMT’s request or for EBMT’s convenience, including copying expenses, expenses relating to the printing of additional and/or supplemental material and travel expenses of Laurel Hill’s personnel; and

d)	telephone solicitation campaign (incoming and outgoing) of NOBO and/or registered shareholder and member calls will be billed at a rate of $3.40 per actual contact, up to 7000 phone calls. If the campaign requires more than 7000 phone calls, contacts will be billed at $3.25. We will bill $1.00 for leaving a message after three attempts. For those shareholders making use of the Quick Vote system, there will be an additional $3.00 tabulator charge per vote taken, as well as related Broadridge charges and;

e)	any other fees and expenses authorized by EBMT and resulting from extraordinary contingencies which arise during the course of solicitation, including fees and expenses for advertising, (including production and posting), media relations, stock watch and analytical services.

Please note the Fees section of this agreement is based on the assumption that the 2010 Special Meeting of Shareholders and members will not involve the solicitation of proxies in connection with any controversial or extraordinary matters (e.g., proxy fight). EBMT acknowledges and agrees that, in the event that the Meeting involves matters deemed to be extraordinary, the Fees section of this agreement shall be subject to mutually agreeable adjustment.

Compliance with Applicable Laws. EBMT and Laurel Hill hereby represent to one another that each shall use its best efforts to comply with all applicable laws relating to the solicitation of proxies for the Meeting, including, without limitation, the Exchange Act and the rules and regulations promulgated there under.

Indemnification. Each party agrees to indemnify and hold harmless the other party and its respective stockholders, officers, directors, employees, agents and affiliates against any and all claims, costs, damages, liabilities, judgments and expenses, including the reasonable and customary fees, costs and expenses of counsel, which result from claims, actions, suits, subpoenas, demands or other proceedings brought against or involving the indemnified party which directly relate to or arise out of Laurel Hill’s performance of the Services (except for costs, damages, liabilities, judgments or expenses which shall have been determined by a court of law pursuant to a final and non appealable judgment to have directly resulted from the indemnified party’s negligence, bad faith or intentional misconduct). The indemnity obligations set forth in this paragraph shall survive the termination of this Agreement.

Governing Law. This Agreement shall be governed by the substantive laws of the State of Delaware without regard to its principles of conflicts of laws, and shall not be modified in any way, unless pursuant to a written agreement which has been executed by each of the parties hereto. The parties agree that any and all disputes, controversies or claims arising out of or relating to this Agreement (including any breach hereof) shall be subject to the jurisdiction of the federal and state courts in Delaware.

Confidentiality. Laurel Hill agrees to preserve the confidentiality of (i) all material non-public information provided by EBMT or its agents for Laurel Hill’s use in fulfilling its obligations hereunder and (ii) any information developed by Laurel Hill based upon such material non-public information (collectively, “Confidential Information”). EBMT agrees that all reports, documents and other work product provided to EBMT by Laurel Hill pursuant to the terms of this Agreement are for the exclusive use of EBMT and may not be disclosed to any other person or entity other than EBMT’s representatives and advisors without the prior written consent of Laurel Hill, which consent shall not be unreasonably withheld. The confidentiality obligations set forth in this paragraph shall survive the termination of this Agreement.

This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. This Agreement shall be binding upon all successors to EBMT (by operation of law or otherwise).

If the above is agreed to by you, please execute and return a signed, dated copy of this Agreement to The Laurel Hill Advisory Group, LLC, 2 Robbins Lane- Suite 201, Jericho, New York 11753.

Agreed to and accepted as of

the date first set forth above:

Eagle Bancorp		Laurel Hill Advisory Group, LLC.

By:		By:
	Peter J. Johnson		Thomas S. Cronin

Title:	President/CEO	Title:	Partner